EXHIBIT 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is dated as of June 8, 2009, to be effective as of August 1, 2009 between ERNEST E. EAST (“Employee”), and NEVADA GOLD & CASINOS, INC., A Nevada corporation with headquarters at 50 Briar Hollow Lane, Suite 500 West, Houston, Texas 77027 (“Employer” or the “Company”).

W I T N E S S E T H

WHEREAS, Employee and Employer are parties to that certain employment agreement dated as of December 29, 2006, as amended on April 14, 2008 (the “Employment Agreement”).

WHEREAS, Employer recognizes the significant contribution that Employee has made in resolving the Company’s legal problems, reducing outside legal expenses, disposing of Employer’s non-core assets and otherwise performing his duties as General Counsel and Compliance Officer in an excellent manner and desires to maintain the services of Employee.

WHEREAS, the Employer and Employee have agreed to make certain amendments to the Employment Agreement, as more fully described herein, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement is hereby amended as follows:

1.           Duties and Title.  The last two sentences of Section 3 are deleted in their entirety and the following is substituted therefore:

Effective August 1, 2009 Employee:

a.	Will not be required to devote more than 50% of his working time to his duties as an Employee of Employer;

b.	May perform such duties from a location outside Houston, Texas;

c.	Will travel to Houston, Texas and other locations as reasonably requested by the Chief Executive Officer of the Company to perform his duties. All travel expenses will be paid by Employer;

d.	May offer his services to third parties so long as there is no interference with his responsibilities to Employer and the services provided do not represent a conflict of interest with Employer.

2.           Salary.  Section 4(a) is amended to provide that Employee’s base salary shall be $130,000 per annum.  However, if Employer expands its current operations so that Employee may be required to devote more than 50% of his working time to Employer, then an appropriate increase in compensation shall be made.

3.           Performance Bonuses.  Section 4(d) is amended to provide that the criteria for Employee’s Performance Bonus shall be based solely upon achievement of Employer’s Target Plan strategic and financial goals.

4.           Section 5(c) is deleted in its entirety.

5.           On July 1, 2009 Employee shall be paid $5,000 for relocation expenses.

6.           All other terms and provisions of the Employment Agreement shall remain the same and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first aforesaid.

EMPLOYEE:

/s/ Ernest E. East
ERNEST E. EAST

EMPLOYER:

NEVADA GOLD & CASINOS, INC.

By:	/s/ Robert B. Sturges
ROBERT B. STURGES